Exhibit 10.20

David L. Calhoun

Chairman & Chief Executive Officer

May 8, 2007

VIA FEDEX

Mr. Roberto Llamas

[ADDRESS]

Dear Bob:

On behalf of The Nielsen Company (the “Company”), I am pleased to confirm our offer of employment to you on the terms and conditions set out in the attached term sheet dated May 8, 2007. Your expected start date will be June 4, 2007, or as soon thereafter as possible for you.

If the terms are acceptable to you, please sign the enclosed copy of this letter and return it to me.

Bob, I look forward to your joining the executive team at Nielsen. I am confident that the business is a great one and will be even better with you here.

Sincerely,

David L. Calhoun

Chairman & CEO

Date Accepted and agreed to: May     , 2007

Roberta Llamas

5/8/2007

Terms of Employment for Roberto Llamas (“Executive”)

1. Term	At will

2. Title/Duties and Location	Chief Human Resources Officer of The Nielsen Company B.V., reporting to the CEO. To be located at 770 Broadway, New York, NY for the 12 - 24 months, based on HR objectives to be addressed in NYC, then the Wilton executive offices, 45 Danbury Road, Wilton, CT.

3. Compensation a. Base b. AIP Target	$600,000 $600,000 AIP for 2007 will be guaranteed at 80% target ($480,000) and will be payable 50% upon commencement of employment and 50% when AIP would normally be payable for 2007

4. Benefits

•     Insurance benefits – Medical, dental, group life insurance, long-term disability, short-term disability/sick leave and legal services.

•     Retirement savings – 401(k) plan which provides a company match of up to 50% of the first 6% of personal pre-tax contributions to the plan. Additionally, the company will make a discretionary contribution to the 401(k) plan equal to 1% of eligible compensation.

5. Perquisites

Annual car allowance of $15,600, payable bi-weekly

Annual financial planning and tax assistance of up to $15,000

Annual executive physical examination of up to $2,500

All of the executive benefits will be grossed up on an annual basis.

6. Vacation	Four weeks per annum

7. Severance	Two years on same terms as Tier 1 participants in Company’s equity participation plan upon Company termination other than for Cause and Executive termination for Good Reason (see attached Schedule A for definitions).

8. Relocation Benefits

For relocation to the greater NYC area, including Fairfield County, Connecticut as provided in Company’s executive relocation plan. Highlights of the benefits include:

•     home purchase program (at the Executive’s election, the Company will provide a program under which the

Roberto Llamas	Page 2

Executive’s principal residence in Arizona is purchased for the appraised value either by the Company or a home relocation service used by the Company upon the terms and conditions generally provided by the Company’s vendor)

•     home sale costs

•     house hunting trips

•     new home closing costs

•     temporary living expenses

•     movement of household goods

•     relocation allowance (one month of base salary)

•     tax assistance

The Company will agree that relocation benefits may be applicable to the sale of principal residence in Arizona and may be elected by Executive for 15 months following commencement of employment (subject to repayment by Executive to the Company if Executive voluntarily terminates employment other than for Good Reason sooner than 12 months following payment of benefit by the Company). At the election of the Executive, from the date of commencement of employment, the Company will provide home management services for the principal residence including covering utility costs and maintenance service and costs during the employment period or until the residence is sold by Executive, whichever is sooner. The cost of any home management services provided to Executive will be deducted from the purchase price of the principal residence payable under the home purchase program.

9. Participation in Equity Plan

•     Authorized to purchase Valcon shares having value of $1,000,000 based on fair market value of shares on date of purchase (expected to be $10 per share and 100,000 shares)(minimum investment of $750,000)

•     Upon purchase of shares as above, options with aggregate exercise price of $4,000,000 to be granted as follows:

•     $3,000,000 in options with an exercise price of 1X the purchase price per share paid by Executive (expected to be $10 per share and 300,000 shares)

•     $ 1,000,000 in options with an exercise price of 2X the purchase price per share paid by Executive (expected to be $20 per share and 50,000 shares)

NOTE: Vesting will occur in the same manner and at the same times as all options granted to Tier 1 participants, with first-year vesting to occur as of December 31, 2007 for time-based options. See attached Schedule A for more information.

Schedule A

Material Terms of Equity Participation

Purchase of Common Stock	CEO will propose to Compensation Committee the executives who will be offered the opportunity to invest in the Dutch Holdco (the “Company”) in amounts determined by the CEO. The per share purchase price of the common stock will be equal to the fair market value of the underlying stock on the date of purchase (as determined by the compensation committee of the Board and supported by a valuation of the Company by an independent third party appraiser, but which is expected to be $10.00(USD)(the “Per Share Price”)).

Purchase of Stock and Grant of Stock Options

Any employee who elects to invest the amount allocated to him/her, or such lesser amount as may be agreed by the CEO, in shares of common stock of the Dutch Holdco will be eligible to receive two forms of options to purchase additional shares of common stock (each such form of option, a “tranche”).

Subject to the CEO’s discretion, on an individual basis, for every one share of stock purchased at $10.00 by an employee, the employee would receive options on a total of 3.5 shares, having an aggregate exercise price equal to $30.00. See Exhibit A for an illustrative example of this arrangement.

Exercise Prices of Stock Options

The first tranche of options will have an exercise price equal to the fair market value of the underlying stock on the date of grant (the “Cost Options”), and the second tranche of options will have an exercise price equal to two times the fair market value of the underlying stock on the date of grant (the “2x Cost Options”). Subject to the CEO’s discretion on an individual basis, the ratio of the number of shares subject to the Cost Options relative to the number of shares subject to the 2x Cost Options is intended to be 6:1, with the ratio of the implied aggregate exercise price of the Cost Options to the 2x Cost Options intended to be 3:1. See Exhibit B for an illustrative example of this arrangement.

The determination of the fair market value of the underlying stock on the date of grant will be made by the compensation committee, and supported by a valuation of the Company by an independent third party appraiser, although the exercise price set forth in clause (x) is expected to be the Deal Price, and the exercise price set forth in clause (y) is expected to be two times the Deal Price.

Allocation of Options	50% of options will be time options and the other 50% will be performance options.

General Vesting of Time Options	5% of time options become vested on the date of grant, and 19% of time options vest on the last day of each of the next five calendar years.

General Vesting of Performance Options

5% of performance options become vested on the date of grant, and 19% of performance options vest on the last day of each of the next five calendar years, provided, in each case, that the relevant performance targets are attained.

If performance targets not achieved in any of the fiscal years 2006 through 2011 (any such year, a “missed year”) are attained on a cumulative basis in any subsequent fiscal years (up to and including fiscal year 2011), then the percentage of options that did not vest in a missed year become vested.

Performance Targets for Performance Options	Performance targets are annual EBITDA targets. Performance targets and EBITDA definition are as set forth on the attached Exhibit C.

Special Vesting for Time and Performance Options upon Termination of Employment

As a general rule, all unvested options will terminate upon any termination of employment, except as set forth as follows:

Upon termination of employment without Cause by the Company, for Good Reason by the employer, or due to the employee’s death or disability:

(i) time options scheduled to vest on December 31 of the year of termination will become vested as to a pro-rata portion based on the number of days worked in such fiscal year; and

(ii) if the termination occurs in the last six months of any fiscal year, if performance targets for such year are attained, the percentage of performance options that would have vested had the employee remained employed will become vested as to a pro-rata portion based on the number of days worked in such fiscal year.

Effect of Change in Control on Vesting	Upon a Change in Control, any unvested, then-outstanding time options will fully vest and any unvested, then-outstanding performance options will fully vest if, as a result of the Change in Control, the principal stockholder’s realize an aggregate return of at least the Applicable Multiple of $10.00. The term “Investor Return” shall mean, on any given date, the aggregate amount of cash proceeds (including the receipt of any dividends or other distributions) received by the Investors and Affiliates in respect of their aggregate direct and indirect equity investment in the Company (excluding, for the avoidance of doubt, debt investment). See Exhibit D for the Applicable Multiples.

Expiration of Options

Vested options expire on the earliest of:

(i) the 10th anniversary of the grant date;

(ii) the 1st anniversary of a termination due to death or Disability;

(iii) six months after a the termination without Cause or for Good Reason;

(iv) if termination is without Good Reason or for Cause, on the date of termination;

(v) at the discretion of the company, the effective date of a merger, consolidation or other transaction or capital change of the company that is a Change in Control (in which case options may be exercised pursuant to a cashless exercise program or otherwise cashed out by the Company).

Management Stockholder’s Agreement and Sale Participation Agreement

•       Options and stock will be subject to a management stockholder’s agreement and a sale participation agreement that includes transfer restrictions, piggyback registration rights, tag-along and drag-along rights, and company call rights (see below).

•       Generally, transfer restrictions require no transfer of any equity (other than shares of common stock to estate planning vehicles) before a Change in Control or an IPO; however, after an IPO, executives can only sell pro rata (based on the percentage of shares actually transferred by the Principal Stockholders) if and when, and on the same terms as, the Principal Stockholders sell. If executives cannot sell (e.g., due to underwriter lockup), the transfer restrictions lapse pro rata and executives can sell freely that amount of stock on and after the earliest date on which executives become able to sell. Also, as options vest thereafter, transfer restrictions will lapse pro rata on the shares of stock subject to such vested options on a “catch up” basis.

•        Executives will also be subject to the Principal Stockholders’ drag-along right, which provide that if at any time a Principal Stockholder sells any shares of common stock owned by it in any transaction to an unaffiliated party, such selling Principal Stockholder may elect to require the executives to sell the same percentage of shares of common stock held by the executives upon the terms and conditions of such transaction(s).

•        Executives will have the tag-along right to participate in any sale of shares of common stock by the Principal Stockholders.

•        From the date of purchase until the later of the occurrence of a qualified public offering (as defined in the management stockholder’s agreement) and December 31, 2011, and, following the consummation of an initial public offering, if any of the Principal Stockholders are selling stock, executives will have limited “piggyback” registration rights with respect to the shares of stock.

•        Notwithstanding the foregoing, following an IPO, if Executive’s active employment with the Company is terminated as a result of the Executive’s death or Permanent Disability, the Executive may transfer, without limitation (but subject to any applicable securities laws), all or any portion of his or her Purchased Stock on and after the expiration of any lock-up period that may be applicable.

•        Executives will grant to Luxco, the direct parent of the Company, an irrevocable proxy to vote their shares at any meeting of stockholders of the Company, to consent to holding such meetings at short notice and to exercise the voting rights attached to their shares by way of unanimous written consent in lieu of a meeting.

•        All of the foregoing provisions expire upon the earlier to occur of (x) a Change in Control and (y) the date on which the Principal Stockholders’ ownership percentage (directly or indirectly) in the Company common stock is less than 33 1/3 percent of the amount of such ownership percentage as of August 22, 2006.

The management stockholder’s agreement will also contain restrictive covenants to which the executives will be bound as follows: (i) covenant not to disclose confidential information at all times (whether or not employed); (ii) covenant not to compete for two years after any termination of employment and (iii) for two years after any termination of employment, a covenant not to solicit or hire any executives of the Company or its subsidiaries who has been employed by the Company or any of its subsidiaries at any time during the twelve months immediately preceding the termination of employment.

Company Call Rights

•       Upon a termination without Cause or resignation for Good Reason, or due to death or Disability of the executive, the Company may call all stock and vested options at FMV[1] (less the option exercise price, if applicable).

•       Upon a termination for Cause, prohibited transfer or violation of the non-compete or confidentiality covenant, the Company may call all stock at the lesser of the Per Share Price and FMV (all options expire without payment on such termination of transfer, as applicable).

•       Upon a resignation without Good Reason, the Company’s call price on stock and vested options on or prior to December 31, 2009, is the lesser of (x) the Per Share Price and (y) FMV, and (ii) after December 31, 2009 but prior to December 31, 2011, is FMV (in both cases, less the option exercise price, if applicable). This call right expires in any event on December 31, 2011.

Definitions

•       “Cause” means “Cause” as such term may be defined in any employment, change in control or severance agreement in effect at the time of termination between the executive and the Company or any of its subsidiaries or Rule 405 Affiliates (as defined under Rule 405 of the rules and regulations promulgated under the Securities Act and as interpreted in good faith by the Board, “Rule 405 Affiliates”)’, or, if there is no such employment, change in control or severance agreement or such term is not defined therein, “Cause” shall mean (1) the executive’s willful misconduct with regard to the Company; (2) the executive is indicted for, convicted of, or plead nolo contendere to, a felony, a misdemeanor involving moral turpitude, or an intentional crime involving material dishonesty other than, in any case, vicarious liability; (3) the executive’s conduct involving the use of illegal drugs in the workplace; (4) the executive’s failure to attempt in good faith to follow a lawful directive of his or her supervisor within ten (10) days after written notice of such failure; and/or (5) the executive’s breach of the management stockholder’s agreement or the executive’s other agreements with the Company, which continues beyond ten (10) days after written demand for substantial performance is delivered to the executive by the Company (to the extent that, in the reasonable judgment of the Board, such breach can be cured by the executive).

•       “Change in Control” means any transaction (including, without limitation, any merger, consolidation or sale of assets or equity interests, or any acquisition of stock in the open market or otherwise) the result of which is that any Person or “group” (as defined within the meaning of Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended), other than any of the Principal Stockholders or their Rule 405 Affiliates, obtains (1) direct or indirect beneficial ownership of more than fifty percent (50%) of the voting rights attached to the entire issued share capital of Luxco, or any entity which is wholly-owned, directly or indirectly, by Luxco and which has materially the same direct or indirect ownership of all direct and indirect subsidiaries of Luxco as does Luxco, or (2) all or substantially all of the assets of the Luxco and its direct and indirect subsidiaries including VNU and its direct and indirect subsidiaries

[1]

“FMV” means the fair market value of the common stock of the Company, (i) as determined in the good faith discretion of the Board and supported by a valuation of the Company by an independent third party appraiser, if the Company is private, or (ii) based on the closing market price on the date of termination, if after an IPO.

(collectively, the “VNU Group”) (excluding, for the avoidance of doubt, a transaction or series of transactions involving the sale of only (A) the assets of the entities comprising the Business Information division of the VNU Group, in combination with (B) the assets of either (x) the entities comprising the Marketing Information division of the VNU Group or (y) the entities comprising the Media Measurement and Information division of the VNU Group, in each case as such applicable division is constituted from time to time).

•       “Good Reason” means “Good Reason” as such term may be defined in any employment, change in control or severance agreement in effect at the time of termination between the executive and the Company or any of its subsidiaries or Rule 405 Affiliates; or, if there is no such employment, change in control or severance agreement or such term is not defined therein, “Good Reason” shall mean, without the executive’s consent, (1) a reduction in the executive’s annual base salary and/or target annual incentive under the Annual Incentive Plan (“target AIP”) (excluding any reduction in executive’s base salary and/or target AIP that is part of a plan to reduce compensation of comparably situated employees of the Company generally; provided that such reduction in the executive’s base salary and/or target AIP is not greater than ten percent (10%) of such base salary or target AIP); (2) a material diminution in the nature or scope of the executive’s responsibilities, duties or authority (other than any such diminution which may occur by reason of the current corporate restructuring programs); or (3) the relocation by the Company of the executive’s primary place of employment with the Company to a location more than 40 miles from the executive’s current principal place of employment (which shall not be deemed to occur due to a requirement that the executive travel in connection with the performance of the executive’s duties); in any case of the foregoing, that remains uncured after ten (10) business days after the executive has provided the Company written notice that the executive believes in good faith that such event giving rise to such claim of Good Reason has occurred, so long as such notice is provided within ninety (90) days after such event has first occurred.

Exhibit A

Example of Equity Investment and Options Grant

Equity Investment:	$ Equity	Deal Price(1)	Total Shares
	$1,000,000	$10.00	100,000

Option Grant:	Number of Options	Option Exercise Price{2)	Aggregate Exercise Price
Cost Options	300,000	$10.00	$3,000,000
2x Cost Options	50,000	$20.00	$1,000,000

Total	350,000		$4,000,000

Ratio of Exercise Price to Equity Investment $			4.0:1.0
Ratio of Cost Options to Equity Investment (Shares)			3.0:1.0
Ratio of 2x Cost Options to Equity Investment (Shares)			0.5:1.0

(1)	Deal Price assumed to be $10.00 / share.
(2)	Fair market value of underlying stock on the date of grant assumed to be $10.00 / share.

Exhibit B

Example of Ratio of Cost Options to 2x Cost Options

Option Grant:	Number of Options	Option Exercise Price(1)	Aggregate Exercise Price
Cost Options	12,000,000	$10.00	$120,000,000
2x Cost Options	2,000,000	$20.00	$40,000,000

Total	14,000,000		$160,000,000
Ratio of Cost Options: 2x Cost Options	6.0:1.0		3.0: 1.0

(1)	Fair market value of underlying stock on the date of grant assumed to be $10.00 / share.

Exhibit C

The Annual Performance Targets are based on the Company’s achievement of the following EBITDA targets for the following Fiscal Years:

Fiscal Year	Annual Performance Target	Cumulative Performance Target
	(EBITDA in millions)	(EBITDA in millions)

2006[2]	$922	$922

2007	$1128	$2050

2008	$1361	$3411

2009	$1476	$4887

2010	$1566	$6453

2011	$1681	$8134

“EBITDA” shall mean earnings before interest, taxes, depreciation and amortization plus transaction, management and/or similar fees paid to the Investors and/or their Affiliates. The Board shall, fairly and appropriately, adjust the calculation of EBITDA to reflect, to the extent not contemplated in the management plan, the following: material acquisitions, material divestitures, extraordinary corporate transactions (which shall mean spin-off, share combination, recapitalization, liquidation, dissolution, reorganization, merger, amalgamation, combination, consolidation, Change in Control, payment of a dividend (other than a cash dividend paid as part of a regular dividend program), the sale of all of substantially all of the assets of the Company or other similar transaction or occurrence which affects the equity securities of the Company or the value thereof), extraordinary capital investment programs in excess of $25 million and not included in the BAU Capital Budget, any change required by GAAP relating to share-based compensation or for other changes in GAAP promulgated by accounting standard setters that, in each case, the Board in its good faith judgment determines require adjustment of EBITDA. The Board’s determination of such adjustment shall be based on the Company’s accounting as set forth in its books and records and on the financial plan of the Company pursuant to which the Annual Performance Targets were originally established.

If the Company makes any material acquisition in any year, the Annual Performance Target for such year and Cumulative Performance Target for such year and subsequent years will

[2]	Fiscal Year 2006 to be defined as the period beginning on the Closing Date and ending on December 31, 2006. All other Fiscal Years will be calendar years commencing on January 1 and ending on December 31.

be adjusted, fairly and appropriately, by the amount of EBITDA in the plan for the target presented to the Board at the time the acquisition is approved by the Board, in its good faith judgment. Annual Performance Targets and Cumulative Performance Targets will also be fairly and appropriately adjusted by the Board, in its good faith judgment, to the extent not contemplated in the plan for the following: any material divestitures, extraordinary corporate transactions (which shall mean spin-off, share combination, recapitalization, liquidation, dissolution, reorganization, merger, amalgamation, combination, consolidation, Change in Control, payment of a dividend (other than a cash dividend paid as part of a regular dividend program), the sale of all of substantially all of the assets of the Company or other similar transaction or occurrence which affects the equity securities of the Company or the value thereof), extraordinary capital investment programs in excess of $25 million and not included in the BAU Capital Budget, any change required by GAAP relating to share-based compensation or other changes in GAAP promulgated by accounting standard setters. In the event that any of the foregoing action is taken, such adjustment shall be only the amount deemed reasonably necessary by the Board, in the exercise of its good faith judgment, after consultation of the Company’s accountants, to accurately reflect the direct and measurable effect such event has on such Annual Performance Targets and Cumulative Performance Targets. The intent of such adjustments is to keep the probability of achieving the Annual Performance Targets and Cumulative Performance Targets the same as if the event triggering such adjustment had not occurred. The Board’s determination of such necessary adjustment shall be made within 60 days following the completion or closing of such event, and shall be based on the Company’s accounting as set forth in its books and records and on the Company’s financial plan pursuant to which the Annual Performance Targets and Cumulative Performance Targets were originally established.

Exhibit D

Applicable Multiple shall be determined in accordance with the following table:

2006	2.76
2007	2.74
2008	2.72
2009	2.70
2010	2.67
2011	2.64
2012	2.61
2013	2.58
2014	2.54
2015	2.50
2016	2.46
2017	2.41
2018	2.35
2019	2.29
2020	2.23
2021	2.16
2022	2.08
2023	1.99
2024	1.89
2025	1.79